[AIM INVESTMENTS LOGO APPEARS HERE]
11 Greenway Plaza, Suite 100
Houston, TX 77046-1173
713-626-1919


A I M Advisors, Inc.


   December 29, 2005



   Board of Trustees
   AIM Core Allocation Portfolio Series
   11 Greenway Plaza, Suite 100
   Houston, Texas   77046-1173

   Re:     Initial Capital Investment in New Portfolios of
           AIM Core Allocation Portfolio Series (The "Fund")

   Ladies and Gentlemen:

   We are purchasing shares of the Fund for the purpose of providing initial investment for two new investment portfolios of the Fund. The purpose of this letter is to set out our understanding of the conditions of and our promises and representations concerning this investment.

   We hereby agree to purchase shares equal to the following dollar amount for each portfolio:

     FUND                        AMOUNT                    DATE
   --------                  --------------          -----------------
   Series C                  $ 1,000,000.00          December 29, 2005
   Series M                  $ 1,000,000.00          December 29, 2005

   We understand that the initial net asset value per share for each portfolio named above will be $10.00.

   We hereby acknowledge that these shares are being purchased in a private placement transaction that is exempt from registration under the Securities Act of 1933, as amended (the "Securities Act") pursuant to Section 4(2) of the Securities Act. We represent that the Trust has made available to us all information necessary for us to make our investment decision. We further represent that (i) we are purchasing these shares solely for our own account and solely for investment purposes without any intent of distributing or reselling said shares, and (ii) any disposition of these shares will be made in accordance with the Securities Act, and the rules and regulations thereunder, including without limitation Rule 144. We further represent that disposition of said shares will only be by direct redemption to or repurchase by the Fund.

   We further agree to provide the Fund with at least three days' advance written notice of any intended redemption and agree that we will work with the Fund with respect to the amount of such redemption so as not to place a burden on the Fund and to facilitate normal portfolio management of the Fund.

   Sincerely yours,

   A I M ADVISORS, INC.

   /s/ Kevin M. Carome
   -------------------------
   Kevin M. Carome
   Senior Vice President

   cc:   Mark Gregson
         Gary Trappe